EXHIBIT 4.6



                             DEMAND PROMISSORY NOTE

U.S. $50,000                                                      DUE: On Demand



                                Calgary, Alberta
                                 April 4, 2002

     ON DEMAND Gerald A. Diener hereby promises to pay to the order of International Utility Structures Inc. the sum of U.S. $50,000 without interest. Notwithstanding anything else herein contained, the principal amount due hereunder shall be paid in full on or before September 30, 2004.

     The purposes of the loan evidenced hereby is to allow Gerald A. Diener to purchase 56,200 common shares of International Utility Structures Inc. In the event that Gerald A. Diener disposes of such shares after the date hereof, he shall apply the proceeds of such sale (or such portion thereof as may be necessary) towards repayment of this Demand Promissory Note.

     Gerald A. Diener shall have the right at any time to prepay all or any part of the amount owing hereunder or so much thereof as remains from time to time unpaid without notice or penalty.

     The provisions of this Demand Promissory Note shall be governed by and construed in accordance with the laws of the Province of Alberta.

     The maker and endorser of this Demand Promissory Note waives presentment for payment, demand, protest, notice of protest and notice of dishonour.

    Dated April 4, 2002.




/s/ Ann Mooney                                     /s/ Gerald A. Diener
-----------------------------                      -----------------------------
Witness                                            GERALD A. DIENER